UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/30/2007

JMP Group Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33448

Delaware	20-1450327
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

600 Montgomery Street, Suite 1100
San Francisco, CA 94111
(Address of principal executive offices, including zip code)

415-835-8900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On November 30, 2007, JMP Group Inc. and certain of its affiliates (collectively, "JMP Group") entered into a purchase agreement (the "Purchase Agreement") with New York Mortgage Trust, Inc. ("NYMT") providing for the sale by NYMT to JMP Group of 1,000,000 shares of NYMT's Series A Cumulative Redeemable Convertible Preferred Stock, $0.01 par value per share, (the "Preferred Stock") for an aggregate purchase price of $20,000,000.

The shares of Preferred Stock (a) are convertible into shares of NYMT's common stock at any time at the option of the holder at a conversion price of $4.00 per share of common stock, representing a conversion rate of five shares of common stock for every share of Preferred Stock; (b) have a maturity date of December 31, 2010, after which time the shares will be redeemed by NYMT at liquidation value; (c) are entitled to receive a cash dividend at an annual rate of 10.0%, payable quarterly, subject to increase to the extent any future common stock dividends of NYMT exceed $0.10 per quarter; (d) will have a liquidation preference of $20.00 per share plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution; (e) will be subject to mandatory redemption by NYMT if the outstanding Preferred Stock, on an as-converted basis, represents less than 10% of NYMT's total shares of outstanding common stock; (f) may be redeemed by NYMT in connection with certain change of control transactions; (g) may be redeemed by the holders in exchange for, at NYMT's election, cash or senior notes of NYMT with terms similar to the Preferred Stock if NYMT has not raised at least $50 million of new common equity by September 30, 2008; and (h) will vote together with NYMT's common stock, voting together as a single class, as if the Preferred Stock had been converted into common stock. The closing of the sale of the Preferred Stock is scheduled to occur, subject to satisfaction or waiver of the closing conditions contained in the Purchase Agreement, on or before January 4, 2008, unless the parties mutually agree to a different closing date. The Purchase Agreement also provides JMP Group with an option, exercisable for 30 days after closing, to purchase up to an additional 1,000,000 shares of the Preferred Stock for $20.00 per share.

Pursuant to the Purchase Agreement, at closing NYMT will grant the holders of the Preferred Stock registration rights pursuant to which NYMT will be required to file a resale registration statement by no later June 30, 2008, registering for resale the Preferred Stock as well as the shares of common stock issuable upon conversion of the Preferred Stock. NYMT will be required to use its commercially reasonable best efforts to cause the resale registration statement to be declared effective by the SEC as soon as practicable after filing. If NYMT fails to file the resale registration statement by June 30, 2008, NYMT will pay an additional dividend on the Preferred Stock at a quarterly rate of 0.50% for each quarter after June 30, 2008, until the default is remedied.

The Purchase Agreement provides that NYMT's board of directors will accept the resignation of certain members of its current board of directors, and that NYMT's board of directors will appoint James J. Fowler and Steven M. Abreu as new members, with Mr. Fowler being appointed as the Non-Executive Chairman of the board of directors. The Purchase Agreement provides that JMP Group shall have the right to appoint one additional independent director, as such term is defined in the Listed Company Manual of the Nasdaq Stock Market, to stand for election at the NYMT's next annual meeting of stockholders and, that in connection therewith, one of the NYMT's current independent directors who shall remain a director after the closing will agree to not accept nomination for election as a director at NYMT's next annual meeting of stockholders.

In addition, pursuant to the Purchase Agreement, at closing NYMT will enter into an advisory agreement with JMP Asset Management LLC ("JMPAM"), a wholly owned subsidiary of JMP Group Inc., through which JMPAM will be responsible for managing the investment activities of NYMT.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMP Group Inc.

Date: December 06, 2007	By:	/s/ Thomas B. Kilian
Thomas B. Kilian
Chief Financial Officer